EXECUTION COPY


                          NONQUALIFIED OPTION AGREEMENT

               NONQUALIFIED OPTION AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement"), dated as of June 5, 1998, (the "Effective Date") among QUESTOR PARTNERS FUND, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("Questor"), QUESTOR SIDE-BY-SIDE PARTNERS, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("QSS"), and the other party signatory hereto (the "Participant");

                              W I T N E S S E T H:
                              - - - - - - - - - -

               WHEREAS, pursuant to a Stock Purchase Agreement dated as of May 6, 1998 (the "Stock Purchase Agreement"), Questor and QSS have agreed to acquire an aggregate of (i) 1,419,962 shares of common stock, par value $0.001 per share (the "Common Stock"), of IMPCO Technologies, Inc., a Delaware corporation (the "Company") and (ii) 3,250 shares of preferred stock, par value $0.001 per share (the "Preferred Stock") of the Company, which are currently convertible into an aggregate of at least 613,207 shares of Common Stock; and

               WHEREAS, the Participant is currently an officer and a key employee of the Company or its subsidiaries and, upon the terms and subject to the conditions hereinafter set forth, Questor and QSS desire to provide the Participant with an incentive to remain in the Company's employ and to increase his interest in the success of the Company through the granting to the Participant of nonqualified stock options (the "Options") to purchase shares of Common Stock;

               NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties hereto hereby agree as follows:

               1. Grant of Options. Subject to the terms and conditions contained herein and the completion of the transactions contemplated by the Stock Purchase Agreement, each of Questor and QSS hereby grants to the Participant, effective as of completion of the transactions contemplated by the Stock Purchase Agreement, the number of Options specified on the signature page hereof. Each such Option shall entitle the Participant to purchase from Questor or QSS, as the case may be, upon payment of the relevant exercise price specified on the signature page hereof (the "Option Price"), one share of Common Stock.

               2. Vesting and Exercisability of Options. Twenty-five percent of the Options will vest on June 30, 1999 and thereafter on each of the next three anniversaries of such date. The Options will become exercisable only after the Preferred Stock purchased by Questor and QSS pursuant to the Stock Purchase Agreement is converted (or is convertible at


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the option of Questor and QSS) into the number of shares of Common Stock specified in the Stock Purchase Agreement and will become exercisable only upon the earlier of (i) five years after the date of this Agreement and (ii) the sale by Questor and QSS of 50% or more of the shares of Common Stock owned by them as of the Effective Date (including the number of shares of Common Stock into which shares of Preferred Stock owned by them as of the Effective Date could be converted) to a person or entity unaffiliated with Questor (an "Exercise Event"). Questor and QSS shall provide prompt notice (the "Exercise Event Notice") to the Participant after the occurrence of an Exercise Event or the signing of an agreement with respect to the occurrence of an Exercise Event. If an Exercise Event Notice is given before June 30, 2002 and at a time when options would otherwise continue to vest pursuant to Section 3, all of the Options will be fully vested as of the date of the Exercise Event. Within one week after receipt of such notice, the Participant shall notify Questor or QSS of its irrevocable election to exercise or not to exercise his option. The closing of an option exercise in connection with an Exercise Event shall occur on or prior to the later of the effective date of an Exercise Event or 60 days after receipt of the Exercise Event Notice. Any Options for which notice of irrevocable exercise is not given within one week of actual receipt by the Participant of the Exercise Event Notice as described above shall be automatically forfeited. To the extent exercised by a Participant, Options granted to Participant by each of Questor and QSS must be exercised concurrently on a pro rata basis.

               3. Expiration of Options. The Options shall not be exercisable following December 31, 2003 (the "Expiration Date"). Following termination of the Participant's full time employment with the Company, the Options, to the extent then vested (the "Vested Options"), may be exercised as provided hereunder until the Expiration Date. Any Option which is not a Vested Option as of the date of the Participant's termination of full-time employment with the Company shall terminate as of such date and be of no further force and effect; provided, however, that if such employment is terminated as a result of the death or disability of a Participant, the options will continue to vest in accordance with their terms.

               4. Restrictions on Transfer of Options. None of the Options may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of, except by testamentary devise or the laws of descent and distribution; provided, however, that the Participant may transfer vested options for tax planning purposes to members of his immediate family or to a trust for the benefit of him and his immediate family. The Options shall be exercisable only by the Participant or permitted transferees during the Participant's lifetime. Options that are vested at the time of the Participant's death (or that vest subsequent to the Participant's death in accordance with Section 3) may be exercised in accordance with their terms by the Participant's estate.


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               5. Manner of Exercise. Except as otherwise provided in this
Agreement, the Participant may exercise any or all of the Options that have vested hereunder, by giving a properly executed written notice to Questor and QSS. The Participant shall pay the Option Price in full at the time the written notice of exercise is given to Questor and QSS (or, in the case of an option exercise in connection with an Exercise Event, within the time periods provided in Section 2). Such payment shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise Questor and QSS in a particular case determines not to accept a personal check) for the Common Stock being purchased.

               6. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to any shares of Common Stock issuable upon exercise of the Options until a certificate or certificates evidencing such shares shall have been issued to the Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

               7. Securities Law Restrictions on Exercise. The Options shall not be exercisable unless either the Common Stock subject to the Options has been registered under the Securities Act of 1933, as amended (the "Securities Act"), and qualified under applicable state "blue sky" laws in connection with the offer and sale thereof, or Questor and QSS determines that such registration and qualification is not required as a result of the availability of an exemption from registration under such laws. Subject to the Participant providing Questor and QSS with an investment representation reasonably satisfactory to Questor and QSS, Questor and QSS shall use their reasonable best efforts to satisfy any requirements for an available exemption from registration and qualification.

               8. Issuance of Certificates. As soon as practicable following the exercise of any Options, Questor and QSS shall use their reasonable best efforts to cause the Company to issue a stock certificate in the Participant's name to the Participant evidencing the appropriate number of shares of Common Stock issued in connection with such exercise. In the event the issuance of Common Stock upon the exercise of such Options is not registered under the Securities Act, then the stock certificates issued pursuant to this Section 8 shall bear an appropriate legend regarding Securities Act restrictions on resale.

               9. Representations. The Participant represents that this Agreement has been duly executed and delivered by the Participant and constitutes a legal, valid and binding agreement of the Participant, enforceable against the Participant in accordance with its terms.


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               10. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to his or her attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to Questor or QSS, to 103 Springer Building, 3411 Silverside Road, Wilmington, DE 19810, with copies to Edward L. Scarff, 601 California Street, Suite 1450, San Francisco, California 94108. All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

               11. No Waiver. The waiver by any party of compliance with any provision of this Agreement by the other parties shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

               12. Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.


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               IN WITNESS WHEREOF, Questor and QSS have caused this Agreement to be executed by two of its duly authorized officers and the Participant has executed this Agreement, all as of the Effective Date.

                                            QUESTOR PARTNERS FUND, L.P.

                                            By: Questor General Partner, L.P.
                                                its general partner

                                            By: Questor Principals, Inc.
                                                its general partner

                                            By:
                                               ---------------------------
                                                Edward Scarff
                                                Principal

                                            QUESTOR SIDE-BY-SIDE PARTNERS, L.P.

                                            By: Questor Principals, Inc.
                                                its general partner

                                            By:
                                               ---------------------------
                                                Edward Scarff
                                                Principal


                                            SYED HUSSAIN


                                            ------------------------------

                                            [Address]

                                            OPTIONS

                                            Number Granted by Questor: [106,229]

                                            Number Granted by QSS:     [7,629]

                                            Option Price:  U.S.$13.75


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